PERFORMANCE SPORTS BRANDS, INC.

Code of Ethics for Directors, Executive Officers and Financial Executives

The Board of Directors (the “Board”) of Performance Sports Brands, Inc., a Nevada corporation (the “Company”), has adopted the following Code of Ethics (the “Code”) applicable to all directors; to the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief Accounting Officer and other executive officers; and to the Controller and other accounting and financial managers of the Company (each such person is referred to in this Code as a “Financial Executive”).  This Code is intended to guide Financial Executives on areas of ethical risk, help them recognize and deal with ethical issues, provide a mechanism to report unethical conduct, and help foster a culture of honesty, transparency, and accountability.

Each Financial Executive is encouraged to bring questions about particular circumstances that may be a violation of this Code to the attention of the Board, which may consult with counsel concerning the matter.  Failure to seek advice in circumstances that are or could be a violation of this Code will be treated the same as a violation of this Code.  Any violation of the Code will be grounds for appropriate disciplinary action and, if found to be repetitive or egregious, grounds for termination with cause.

No code of ethics can be expected to anticipate or to address every situation that may arise.  This Code is intended to serve as a source of guiding principles for Financial Executives.  Each Financial Executive has agreed to obey both the letter and spirit of this Code.

1.	Conflicts of Interest and Duty to Disclose.

Financial Executives must avoid conflicts of interest with the Company.  A “conflict of interest” occurs when a Financial Executive’s personal interests interfere with, could reasonably be expected to interfere with, or appear to interfere with the interests of the Company.  Any situation that involves or may involve a conflict of interest between a Financial Executive and the Company must be disclosed immediately by the affected Financial Executive to the Board for appropriate action.  The affected Financial Executive shall abstain from participation in any meeting regarding a matter in which such Financial Executive has a conflict of interest.  The following circumstances are examples of situations that would be a conflict of interest:

a.           Relationship of Company with Third Parties.  Financial Executives may not engage in conduct or activities that are inconsistent with the Company’s best interest, or that disrupt or impair the Company’s relationships with any individuals or entities with which the Company has or proposes to enter into a business or contractual relationship.  For example, it would be a conflict of interest for a Financial Executive to file a personal claim against any of the Company’s suppliers or customers or to undertake any business activity that is competitive to the Company’s suppliers or customers.

b.           Compensation from Non-Company Sources for Services Provided to the Company.  Financial Executives may not accept compensation, in any form, for services performed for the Company from any source other than the Company.  For example, it would be a conflict of interest for a Financial Executive to receive a commission or other compensation in connection with purchases or sale of goods or services by the Company from any person other than the Company.

c.           Gifts.  Neither the Financial Executive nor members of his or her family1 may receive or accept gifts of any kind from individuals or entities that deal with the Company in those cases where:  (i) receipt or acceptance of the gift would violate applicable law; (ii) any such gift is being made in order to influence the Financial Executive’s actions; (iii) the gift has a value beyond normal and customary courtesy in the Company’s business; or (iv) receipt or acceptance of the gift may reasonably be expected to create, or may appear to create a conflict of interest.  For example, it would be a conflict of interest for a supplier of the Company to provide travel or other benefits to a member of a Financial Executive’s family.

d.           Loans to Financial Executives or Guarantees of Obligations.  Financial Executives may not borrow funds from the Company or any person with whom the Company does business except for (i) advances of funds for anticipated business expenses that are reimbursable by the Company; (ii) loans obtained from banks and other financial institutions without the guaranty of the Company and on terms and conditions available to other persons with similar credit scores; and (iii) loans or advances by the Company to exercise stock options granted under the Company’s compensation plans that have been approved by the stockholders of the Company.

2.	Corporate Opportunities.

Each Financial Executive owes a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.  A Financial Executive may not (a) take for himself opportunities that are discovered through the use of Company property, information or the Financial Executive’s position; or (b) compete with the Company, directly or indirectly, for business opportunities.  The foregoing notwithstanding, any such corporate opportunity may be pursued by a Financial Executive if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business after full disclosure of such opportunity by the Financial Executive, including the anticipated costs and benefits.

3.	Confidential Information.

“Confidential Information” includes all non-public information that might be of use to competitors, or harmful to the Company, if disclosed.  Each Financial Executive shall maintain the confidentiality of Confidential Information entrusted to him by the Company, and any other Confidential Information about the Company or its customers or suppliers that comes to him, from whatever source, in his capacity as a Financial Executive.  A Financial Executive’s obligation to maintain the confidentiality of Confidential Information shall continue even after he is no longer associated with the Company.

1 For purposes of this Code, “family” includes an individual’s current and former spouses, parents, children, step-children, siblings, in-laws, and anyone (other than household employees of such individual) who shares such individual’s residence(s).

Confidential Information may be disclosed by a Financial Executive when such disclosure is required under applicable law.

4.	Protection and Proper Use of Company Assets.

A Financial Executive shall protect the Company’s assets and ensure their efficient use.  Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability.  A Financial Executive shall not use Company time, employees, supplies, equipment, tools, buildings or other assets for the Financial Executive’s or his family members’ personal benefit, except as part of Company compensation or expense-reimbursement programs that are available to all employees.

5.	Fair Dealing.

A Financial Executive shall deal fairly with, and oversee fair dealing by the Company’s officers and employees with the Company’s directors, officers, employees, suppliers, and competitors.  No Financial Executive will take unfair advantage of anyone through manipulation, concealment, abuse of Confidential Information, misrepresentation of material facts, or any other unfair practices.

6.	Compliance with Applicable Law.

Financial Executives shall comply with applicable law, and oversee compliance with applicable law by the Company’s directors, officers, and employees.

7.	Waivers of the Requirements of the Code of Ethics.

It is the Company’s general policy that there will be no waivers of the requirements of this Code.  If any waiver of this Code is considered, it may be made only by consent of the disinterested members of the Board, and such waiver must then be disclosed promptly to the Company’s shareholders.

8.	Encouraging the Reporting of Any Illegal or Unethical Behavior.

A Financial Executive should promote ethical behavior, and take steps to ensure that the Company:  (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of applicable law or Company policy to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

9.	Failure to Comply; Compliance Procedures.

If a Financial Executive fails to comply with applicable law, this Code, or any other Company policy, the Board shall take appropriate action as warranted under the circumstances.

Financial Executives should communicate any suspected violations of this Code promptly to the Board.  Alleged violations will be investigated by the Board or by one or more individuals designated by the Board, and appropriate action will be taken in the event of any violations of this Code.

To evidence that the Financial Executives have read and agreed to comply with this Code, each Financial Executive will execute a certificate substantially in the form attached.

Code of Ethics for Directors, Executive Officers and Financial Executives

Certificate

I have received, read, understood, and promise to support and comply with the Code of Ethics for Directors, Executive Officers and Financial Executives of Performance Sports Brands, Inc.

Printed Name	Title

Signature	Date